Exhibit 5

[Letterhead of American International Group, Inc.]

May 15, 2013

American International Group, Inc.,

180 Maiden Lane,

New York, New York 10038.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 52,000,000 shares (the “Securities”) of common stock, par value $2.50 per share (the “Common Stock”), of American International Group, Inc., a Delaware corporation (the “Company”), issuable under the American International Group, Inc. 2013 Omnibus Incentive Plan, I, as Associate General Counsel and Assistant Secretary of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Each Security has a related share purchase right (each, a “Right”) issuable pursuant to the Tax Asset Protection Plan, dated as of March 9, 2011 (the “Tax Asset Protection Plan”), between the Company and Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”).

Upon the basis of such examination, I advise you that, in my opinion:

(1)        When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms and conditions of any award under the Plan (an “Award”) are duly established in conformity with the Company’s Restated Certificate of Incorporation and the Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and delivered in accordance with the Award and the Plan, the Securities will be validly issued, fully paid and nonassessable.

(2)        Assuming that the Tax Asset Protection Plan has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been duly issued and delivered in accordance with the Award and the Plan, the Rights attributable to the Securities will be validly issued.

In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

American International Group, Inc.

May 15, 2013

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the certificates for the Securities (if any) will conform to the specimen thereof examined by me and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock (and if the Securities are issued in uncertificated form, that they will be duly recorded by a transfer agent and duly registered by a registrar thereof), and that the signatures on all documents examined by me are genuine, assumptions that I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ James J. Killerlane III

James J. Killerlane III